EXHIBIT 99.2

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On November 11, 2015, Molson Coors Brewing Company (the “Company,” "MCBC," "we" or "our") entered into a Purchase Agreement (the “Purchase Agreement”) with Anheuser-Busch InBev SA/NV (“ABI”) to acquire, contingent upon the closing of the acquisition of SABMiller plc (“SABMiller”) by ABI pursuant to the transaction announced on November 11, 2015, SABMiller’s 50% voting interest and 58% economic interest in MillerCoors LLC (“MillerCoors”) and all trademarks, contracts and other assets primarily related to the Miller brand portfolio outside of the U.S. and Puerto Rico ("international Miller brand portfolio") for $12.0 billion in cash, subject to downward adjustment as described in the Purchase Agreement (the "Acquisition"). Following the closing of the Acquisition, the Company will own 100% of the outstanding equity interests of MillerCoors. Further, as we plan to elect to treat the Acquisition as an asset acquisition for U.S. tax purposes, we expect to receive substantial cash tax benefits for the first 15 years after completion. The pending Acquisition is based on the terms, and subject to the conditions, set forth in the Purchase Agreement and the amendment to the Purchase Agreement, dated March 25, 2016, as described in the Company's Current Reports on Form 8-K filed with the Securities and Exchange Commission ("SEC") on November 12, 2015 and March 30, 2016, respectively.

The following unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2016, and the year ended December 31, 2015, give effect to the pending Acquisition and the completed and anticipated financing for the pending Acquisition as if they had occurred on January 1, 2015. The unaudited pro forma condensed combined balance sheet as of March 31, 2016, gives effect to the pending Acquisition and the completed and anticipated financing for the pending Acquisition as if they had occurred on March 31, 2016. The unaudited pro forma condensed combined statements of operations do not reflect the impacts of the acquisition of the international Miller brand portfolio as the Company is not yet able to estimate the income generated and the unaudited pro forma condensed combined balance sheet reflects the estimated consideration related to the international Miller brand portfolio entirely within goodwill as the Company is not yet able to estimate the allocation of fair value to the net assets because we currently have very limited information regarding such business. Additionally, the limited information that was made available to MCBC indicates that the international Miller brand portfolio is insignificant to the overall pending Acquisition and to MCBC following the successful completion of the pending Acquisition. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (i) directly attributable to the pending Acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information has been compiled from, and should be read in conjunction with, the following financial information in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"):

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•
the Company's unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2016, included in MCBC's Quarterly Report on Form 10-Q filed with the SEC on May 3, 2016;

•	the Company's audited consolidated financial statements as of and for the year ended December 31, 2015, included in MCBC's 2015 Annual Report on Form 10-K filed with the SEC on February 11, 2016;

•
MillerCoors' unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2016, included as Exhibit 99.1 to the Current Report on Form 8-K to which this Exhibit 99.2 is attached; and

•	MillerCoors' audited consolidated financial statements as of and for the year ended December 31, 2015, included in MCBC's Annual Report on Form 10-K filed with the SEC on February 11, 2016.

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2016
(IN MILLIONS)

	MCBC Historical	MillerCoors Historical	Pro Forma Adjustments	Note	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$2,602.9	$15.8	$(2,355.0)	4(b)	$263.7
Accounts receivable, net	456.5	299.0	(10.9)	4(c)	744.6
Other receivables, net	316.4	46.6	—		363.0
Inventories, net	230.4	494.9	84.0	4(d)	809.3
Other current assets, net	156.6	94.7	(41.7)	4(h)	209.6
Total current assets	3,762.8	951.0	(2,323.6)		2,390.2
Properties, net	1,588.7	2,845.3	496.3	4(e)	4,930.3
Goodwill	2,028.9	4,360.1	770.4	4(f)	7,159.4
Other intangibles, net	4,984.9	1,791.9	8,844.1	4(e)	15,620.9
Investment in MillerCoors	2,580.9	—	(2,580.9)	4(g)	—
Deferred tax assets	23.1	—	—		23.1
Notes receivable, net	18.5	—	—		18.5
Other assets	222.5	47.0	(8.0)	4(h)	261.5
Total assets	$15,210.3	$9,995.3	$5,198.3		$30,403.9
Liabilities and equity
Current liabilities:
Accounts payable and other current liabilities	$1,153.9	$1,002.8	$114.9	4(c)	$2,271.6
Current portion of long-term debt and short-term borrowings	63.5	—	6,651.1	4(a)	6,714.6
Discontinued operations	4.5	—	—		4.5
Total current liabilities	1,221.9	1,002.8	6,766.0		8,990.7
Long-term debt	2,973.4	2.0	2,991.3	4(a)	5,966.7
Pension and postretirement benefits	208.9	1,125.8	—		1,334.7
Deferred tax liabilities	796.1	9.7	1,021.0	4(i)	1,826.8
Unrecognized tax benefits	12.4	—	—		12.4
Other liabilities	66.9	209.2	—		276.1
Discontinued operations	11.4	—	—		11.4
Total liabilities	5,291.0	2,349.5	10,778.3		18,418.8

Molson Coors Brewing Company stockholders' equity
Capital stock:
Preferred stock	—	—	—		—
Class A common stock	—	—	—		—
Class B common stock	2.0	—	—		2.0
Class A exchangeable shares	108.2	—	—		108.2
Class B exchangeable shares	581.4	—	—		581.4
Paid-in capital	6,550.0	8,827.7	(8,827.7)	4(j)	6,550.0
Retained earnings	4,566.5	—	1,627.5	4(j)	6,194.0
Accumulated other comprehensive income (loss)	(1,437.9)	(1,204.3)	1,492.6	4(j)	(1,149.6)
Class B common stock held in treasury at cost	(471.4)	—	—		(471.4)
Total MCBC stockholders' equity	9,898.8	7,623.4	(5,707.6)		11,814.6
Noncontrolling interests	20.5	22.4	127.6	4(k)	170.5
Total equity	9,919.3	7,645.8	(5,580.0)		11,985.1
Total liabilities and equity	$15,210.3	$9,995.3	$5,198.3		$30,403.9
See notes to unaudited pro forma condensed combined financial information.

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2016
(IN MILLIONS, EXCEPT PER SHARE DATA)

	MCBC Historical	MillerCoors Historical	Pro Forma Adjustments	Note	Pro Forma Combined
Sales	$950.8	$2,069.3	$(11.9)	4(l)	$3,008.2
Excise taxes	(293.6)	(253.2)	—		(546.8)
Net sales	657.2	1,816.1	(11.9)		2,461.4
Cost of goods sold	(414.0)	(1,033.0)	11.6	4(m)	(1,435.4)
Gross profit	243.2	783.1	(0.3)		1,026.0
Marketing, general and administrative expenses	(250.9)	(409.7)	(5.6)	4(n)	(666.2)
Special items, net	108.6	(36.9)	—		71.7
Equity income in MillerCoors	142.4	—	(142.4)	4(g)	—
Operating income (loss)	243.3	336.5	(148.3)		431.5
Interest income (expense), net	(47.3)	(0.5)	(89.7)	4(o)	(137.5)
Other income (expense), net	(15.3)	1.6	18.4	4(p)	4.7
Income (loss) from continuing operations before income taxes	180.7	337.6	(219.6)		298.7
Income tax benefit (expense)	(20.6)	0.5	(40.7)	4(q)	(60.8)
Net income (loss) from continuing operations	160.1	338.1	(260.3)		237.9
Net (income) attributable to noncontrolling interests	(0.8)	(2.8)	—		(3.6)
Net income (loss) from continuing operations attributable to MCBC	$159.3	$335.3	$(260.3)		$234.3
Net income (loss) per share attributable to MCBC from continuing operations:
Basic	$0.78				$1.09
Diluted	$0.78				$1.09
Weighted average shares - basic	203.6		10.8	4(r)	214.4
Weighted average shares - diluted	204.8		10.8	4(r)	215.6
See notes to unaudited pro forma condensed combined financial information.

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2015
(IN MILLIONS, EXCEPT PER SHARE DATA)

	MCBC Historical	MillerCoors Historical	Pro Forma Adjustments	Note	Pro Forma Combined
Sales	$5,127.4	$8,822.2	$(54.9)	4(l)	$13,894.7
Excise taxes	(1,559.9)	(1,096.7)	—		(2,656.6)
Net sales	3,567.5	7,725.5	(54.9)		11,238.1
Cost of goods sold	(2,163.5)	(4,547.5)	34.7	4(m)	(6,676.3)
Gross profit	1,404.0	3,178.0	(20.2)		4,561.8
Marketing, general and administrative expenses	(1,051.8)	(1,828.7)	(82.7)	4(n)	(2,963.2)
Special items, net	(346.7)	(110.1)	—		(456.8)
Equity income in MillerCoors	516.3	—	(516.3)	4(g)	—
Operating income (loss)	521.8	1,239.2	(619.2)		1,141.8
Interest income (expense), net	(112.0)	(1.6)	(453.5)	4(o)	(567.1)
Other income (expense), net	0.9	5.7	6.9	4(p)	13.5
Income (loss) from continuing operations before income taxes	410.7	1,243.3	(1,065.8)		588.2
Income tax benefit (expense)	(51.8)	(4.7)	(70.4)	4(q)	(126.9)
Net income (loss) from continuing operations	358.9	1,238.6	(1,136.2)		461.3
Net (income) attributable to noncontrolling interests	(3.3)	(20.8)	—		(24.1)
Net income (loss) from continuing operations attributable to MCBC	$355.6	$1,217.8	$(1,136.2)		$437.2
Net income (loss) per share attributable to MCBC from continuing operations:
Basic	$1.92				$2.03
Diluted	$1.91				$2.02
Weighted average shares - basic	185.3		29.9	4(r)	215.2
Weighted average shares - diluted	186.4		29.9	4(r)	216.3
See notes to unaudited pro forma condensed combined financial information.

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma financial information is based on the historical consolidated financial statements of MCBC and MillerCoors, both prepared in accordance with U.S. GAAP, and reflects the pending Acquisition and the completed and anticipated financing for the pending Acquisition. The pro forma information is presented for illustrative purposes only and does not necessarily reflect the results of operations or the financial position of MCBC that actually would have resulted had the pending Acquisition occurred at the dates indicated, or project the results of operations or the financial position of MCBC for any future dates or periods. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2016, and the year ended December 31, 2015, gives effect to the pending Acquisition and the completed and anticipated financing as if they were completed on January 1, 2015. The unaudited pro forma condensed combined balance sheet as of March 31, 2016, gives effect to the pending Acquisition and the completed and anticipated financing as if they had occurred on that date. The unaudited pro forma condensed combined statements of operations do not reflect the impacts of the acquisition of the international Miller brand portfolio as the Company is not yet able to estimate the income generated and the unaudited pro forma condensed combined balance sheet reflects the estimated consideration related to the international Miller brand portfolio entirely within goodwill as the Company is not yet able to estimate the allocation of fair value to the net assets because we currently have very limited information regarding such business. Additionally, the limited information that was made available to MCBC indicates that the international Miller brand portfolio is insignificant to the overall pending Acquisition and to MCBC following the successful completion of the pending Acquisition. As such, for purposes of the unaudited pro forma condensed combined balance sheet, the Company has presented the allocation of fair value to the net assets of this business within goodwill until such time that the allocation can be completed. The Company believes that the unaudited pro forma condensed combined financial information presents in all material respects the pro forma effect of the pending Acquisition.

The historical financial information of MCBC has been derived from the audited consolidated financial statements of MCBC for the year ended December 31, 2015, included in its Annual Report on Form 10-K filed with the SEC on February 11, 2016 ("MCBC Form 10-K"); and the unaudited condensed consolidated financial statements of MCBC as of and for the three months ended March 31, 2016, included in the Quarterly Report on Form 10-Q filed with the SEC on May 3, 2016. The historical financial information for MillerCoors has been derived from the audited consolidated financial statements of MillerCoors for the year ended December 31, 2015, included as Exhibit 99 to the MCBC Form 10-K and the unaudited interim condensed consolidated financial statements of MillerCoors as of and for the three months ended March 31, 2016, included as Exhibit 99.1 to the Current Report on Form 8-K to which this Exhibit 99.2 is attached. Unless otherwise indicated, information in this report is presented in U.S. dollars ("USD" or "$"). Both MCBC and MillerCoors have fiscal years which end on December 31.

Pro forma adjustments reflected on the unaudited pro forma condensed combined balance sheet are based on items that are factually supportable and directly attributable to the pending Acquisition and the expected financing for the pending Acquisition. Pro forma adjustments reflected in the unaudited pro forma condensed combined statements of operations are based on items that are factually supportable, are directly attributable to the pending Acquisition or the related completed and anticipated financing, and are expected to have a continuing impact on MCBC's results of operations and/or financial position. The pro forma adjustments are based on information current as at May 12, 2016, and do not reflect any matters not directly attributable to the pending Acquisition or the related completed and anticipated financing. Any nonrecurring items directly attributable to the pending Acquisition or the related completed and anticipated financing are included on the unaudited pro forma condensed combined balance sheet but not in the unaudited pro forma condensed combined statements of operations. In contrast, any nonrecurring items that were already included in MCBC's or MillerCoors' historical consolidated financial statements that are not directly related to the pending Acquisition or the related completed and anticipated financing have not been eliminated and are further discussed in Note 3.

The acquisition of SABMiller’s interest in MillerCoors is reflected in the unaudited pro forma condensed combined financial information using the acquisition method of accounting. Under the acquisition method, the total estimated purchase consideration, as described in Note 2, will be determined at the closing date of the pending Acquisition. MCBC will record all assets acquired and liabilities assumed at their respective acquisition-date fair values. Accordingly, the unaudited pro forma condensed combined financial information reflects the full consolidation of MillerCoors. The MCBC historical financial information reflects MCBC's 42% interest in MillerCoors accounted for by MCBC under the equity method of accounting, which has been eliminated through pro forma adjustments. We remeasured our pre-existing 42% interest in MillerCoors to fair value and calculated a gain on the excess of the preliminary fair value over its carrying value. This gain is presented as an increase to retained earnings on the unaudited pro forma condensed combined balance sheet, and is excluded from the unaudited pro forma condensed combined statements of operations as it does not have a continuing impact. See Note 4(j) for further information.

At this time, MCBC has not yet completed a detailed valuation analysis to determine the fair values of MillerCoors' assets to be acquired and liabilities to be assumed and related allocations of the estimated consideration to such items. Accordingly, the unaudited pro forma condensed combined financial information includes a preliminary allocation of the estimated purchase consideration based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to change, which may be material. In addition, MCBC has not yet performed the due diligence necessary to identify all of the adjustments required to conform MillerCoors' accounting policies to MCBC's or to identify other items that could significantly impact the purchase price allocation or the assumptions and adjustments made in the preparation of this unaudited pro forma condensed combined financial information. Upon completion of detailed valuation analyses, there may be additional increases or decreases to the estimated fair value of our historical 42% interest in MillerCoors, as well as adjustments to assigned values of MillerCoors' assets and liabilities, including but not limited to brands and other intangible assets and property, plant and equipment that could give rise to increases or decreases in the amounts of depreciation and amortization expense that are not reflected in this unaudited pro forma condensed combined financial information. Accordingly, once the necessary valuation analyses have been performed following the close of the pending Acquisition, the final purchase price allocation has been completed, and any necessary accounting policy changes are made, actual results may differ materially from the information presented in this unaudited pro forma condensed combined financial information. Additionally, the unaudited pro forma condensed combined statements of operations do not reflect the cost of any integration activities or benefits from the pending Acquisition or synergies that may be derived from integration activities, each of which may have a material effect on MCBC's consolidated results of operations in periods following the completion of the pending Acquisition.

In connection with the pending Acquisition, on December 16, 2015, MCBC entered into a 364-day bridge loan agreement by and among the Company, the lenders party thereto, and Citibank, N.A., as Administrative Agent. The bridge loan agreement provides for a 364-day bridge loan facility of up to $9.3 billion. On December 16, 2015, MCBC also entered into a term loan agreement by and among the Company, the lenders party thereto, and Citibank, N.A., as administrative agent. The term loan agreement provides for total term loan commitments of $1.5 billion in a 3-year tranche and $1.5 billion in a 5-year tranche, for an aggregate principal amount of $3.0 billion. On February 3, 2016, we received proceeds of $2.5 billion, net of issuance costs, from our January 26, 2016, equity offering of 29.9 million shares of our Class B common stock (the "Equity Offering"), which reduced the commitment on our bridge loan to $6.8 billion, of which MCBC currently expects to replace with $6.7 billion of permanent long-term financing between now and the consummation of the pending Acquisition. The bridge loan and term loan, together with cash on hand (including the proceeds received from the Equity Offering), are sufficient to fund the pending Acquisition, including the payment of related transaction fees and expenses. As part of our plan to finance the pending Acquisition, in early 2016 we began entering into swaptions to hedge our interest rate risk (see Note 4(o)). For purposes of the unaudited pro forma condensed combined financial information, we have assumed the financing for the pending Acquisition will consist of: (a) $3.0 billion aggregate principal amount of term loan; (b) $6.7 billion aggregate principal amount of the unsecured senior increasing rate bridge loan; and (c) the $2.6 billion of gross proceeds from the Equity Offering. The final structure and terms of the pending Acquisition financing will be subject to market conditions and may change materially from the assumptions used in the unaudited pro forma condensed combined financial information. See Note 4(a) for further discussion.

Certain reclassifications have been made to the historical presentation of MillerCoors to conform to the presentation used in the unaudited pro forma condensed combined financial information. These reclassifications have no net impact on the historical operating income, income from continuing operations, income from continuing operations attributable to company, total assets, liabilities or shareholders’ equity reported by MCBC or MillerCoors. Upon consummation of the pending Acquisition, further review of the MCBC and MillerCoors financial statements may result in additional revisions to MillerCoors' classifications to conform to the MCBC presentation.

2. Estimated Purchase Consideration and Allocation

The estimated purchase consideration for the pending Acquisition is comprised of the following (in millions):

Total cash consideration(1)	$12,000.0
Elimination of MCBC net payable to MillerCoors(2)	(8.3)
Total consideration	$11,991.7

(1)
Includes $700 million of estimated consideration, subject to downward adjustment, related to the purchase of the trademarks, contracts, and other assets primarily related to the international Miller brand portfolio. This estimated amount, used for the purpose of the unaudited pro forma condensed combined financial information, is based on the terms of the Purchase Agreement.

(2)	Represents the net payable owed by MCBC to MillerCoors as of March 31, 2016, that is eliminated in consolidation and therefore reduces the transaction price. See Note (4c) for details.
At this time, MCBC has performed a preliminary valuation analysis based on information available to determine the fair values of MillerCoors' assets to be acquired and liabilities to be assumed. Accordingly, the unaudited pro forma condensed combined financial information includes a preliminary allocation of the purchase price based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to change, which may be material. For purposes of the unaudited pro forma condensed combined financial information, with the exception of property, plant and equipment, other intangible assets and inventories (see discussion below and in Note 4), the fair values of MillerCoors’ assets and liabilities were assumed to approximate their carrying values. In addition, total current assets and total current liabilities have been adjusted to reflect the elimination of affiliate receivables and payables between MCBC and MillerCoors, which will become intercompany relationships as a result of the pending Acquisition (see Note 4(c)).

The following table summarizes the preliminary valuation of the MillerCoors' assets acquired and liabilities assumed as of March 31, 2016, based on information available at the time of the filing of the Current Report on Form 8-K to which this Exhibit 99.2 is attached (in millions):

Total current assets - See Note 4(c) & (d)	$1,025.4
Property, plant and equipment - See Note 4(e)	3,341.6
Other intangible assets - See Note 4(e)	10,636.0
Other assets	47.0
Total current liabilities - See Note 4(c)	(1,001.5)
Pension and postretirement benefits	(1,125.8)
Long-term debt	(2.0)
Other non-current liabilities	(218.9)
Fair value of MillerCoors' net assets acquired	$12,701.8

Fair value of international Miller brand portfolio net assets acquired (presented within pro forma goodwill)	$700.0
The following table summarizes the preliminary calculation of goodwill generated related to the pending Acquisition (in millions):

Total consideration	$11,991.7
Fair value of MCBC pre-existing 42% equity interest in MillerCoors	5,940.0
Fair value of noncontrolling interests	150.0
Loss on settlement of reacquired contractual right - See Note 4(j)	(249.4)
Fair value of MillerCoors' net assets acquired	(12,701.8)
Goodwill attributable to the pending Acquisition	$5,130.5
Fair value of international Miller brand portfolio net assets acquired (presented within pro forma goodwill)	(700.0)
Goodwill attributable to the acquisition of MillerCoors	$4,430.5
The unaudited pro forma condensed combined financial statements include pro forma adjustments for the preliminary allocation of the estimated purchase consideration to the assets acquired and liabilities assumed, based on their preliminary estimated fair values. The final allocation will be determined subsequent to the close of the pending Acquisition once MCBC has determined the final consideration and completed the detailed valuation analyses necessary to finalize the required purchase price allocations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include, but is not limited to, (1) changes in historical carrying values and fair value of property, plant and equipment, (2) changes in allocations to intangible assets and (3) other changes to assets and liabilities. MCBC estimated the preliminary fair value adjustment to increase property, plant and equipment to be approximately $0.5 billion. This estimate of fair value and useful lives is preliminary and subject to change once MCBC has more detailed information as to the specific types, nature, age, condition and location of MillerCoors' property, plant and equipment. A 10% change in the valuation of depreciable property, plant and equipment would cause a corresponding increase or decrease in annual depreciation expense of approximately $27 million, assuming a weighted average estimated remaining useful life of 10.4 years, as currently reflected. Using the preliminary valuation, a 10% decrease in the useful lives of depreciable property, plant and equipment would cause a corresponding increase in annual depreciation expense of approximately $30 million while a 10% increase in the useful lives would cause a corresponding decrease in annual depreciation expense of approximately $24 million.

As part of the preliminary valuation analysis, MCBC also identified intangible assets including brands and other intangible assets. The fair value of identifiable intangible assets is determined primarily using the excess earnings approach, which requires a forecast of all of the expected future cash flows for such intangible assets. The inputs and assumptions used to perform the preliminary valuation analysis of MillerCoors' intangible assets are based on information available as of the date of this Current Report on Form 8-K, and such information is subject to change between now and the close of the pending Acquisition. However, a full detailed analysis has not yet been completed and actual results may differ materially from these estimates of fair value and useful lives, including the potential identification of additional intangible assets and potential reclassification between indefinite lived and definite lived categories. MCBC estimated the preliminary fair value adjustment to increase other intangible assets to be $8.8 billion. A 10% change in the valuation of definite-lived intangible assets would cause a corresponding increase or decrease in annual amortization expense of approximately $15 million, assuming a weighted average estimated remaining useful life of 18 years, as currently reflected. Using the preliminary valuation, a 10% decrease in the useful lives of definite-lived intangible assets would cause a corresponding increase in annual amortization expense of approximately $16 million while a 10% increase in useful lives would cause a corresponding decrease in annual amortization expense of approximately $13 million. Additionally, we are not yet able to estimate the allocation of fair value to net assets of the international Miller brand portfolio and the ultimate allocation could result in value allocated to identifiable intangible assets subject to amortization.

See Note 4 "Pro Forma Adjustments" for tables summarizing the preliminary fair values reflected for the MillerCoors identifiable intangible assets and property, plant and equipment.

MillerCoors also has long-term incentive awards outstanding under its share-based compensation plans which are accounted for on a liability basis. These awards contain certain provisions requiring the awards to either be early settled or replaced in the event of a change in control. We are currently evaluating the impact to these awards. No decisions have been reached and the ultimate determination of how these awards will be handled is unknown at this time. The fair value of the awards outstanding as of March 31, 2016, have been included within the fair value of net assets acquired presented above, however, no other adjustments have been made to the unaudited pro forma condensed combined financial information related to such awards, including any potentially dilutive effect should such awards ultimately be replaced with MCBC equity-based awards.

We plan to elect to treat the acquisition of the remaining 58% interest in MillerCoors as an asset acquisition for U.S. tax purposes, which will result in no incremental deferred tax assets or liabilities expected to be recognized in purchase price accounting. Separately, a deferred tax liability and deferred income tax expense have also been reflected in the unaudited pro forma condensed combined financial information as a result of the book gain on the excess of the fair value of our pre-existing 42% interest in MillerCoors over its carrying value that will be recognized upon derecognition of our equity investment as MCBC obtains full control of MillerCoors (see Note 4(i)).

3. Significant Non-recurring Items Included in the Historical Financial Statements

Activities directly attributable to the pending Acquisition or related financing

MCBC has incurred charges directly attributable to the pending Acquisition or related financing of $53.7 million and $13.9 million for the three months ended March 31, 2016, and for the year ended December 31, 2015, respectively, all of which have been excluded from the pro forma condensed combined statements of operations as they are considered non-recurring. Specifically, in connection with the pending Acquisition, we recognized transaction related fees of $14.9 million and $6.9 million within marketing, general and administrative expenses and financing costs related to our bridge loan of $18.4 million and $6.9 million within other income (expense) during the three months ended March 31, 2016 and the year ended December 31, 2015, respectively. Additionally, within interest income (expense), we recognized unrealized mark-to-market losses of $21.1 million on our swaptions, which were entered into to hedge a portion of our anticipated long-term debt issuance and interest income of $2.5 million related to the proceeds from the Equity Offering, which were invested in fixed rate deposit and money market accounts for the three months ended March 31, 2016, and financing costs related to our term loan of $1.8 million and $0.1 million for the three months ended March 31, 2016, and the year ended December 31, 2015, respectively.

See Note 4 "Pro Forma Adjustments" below for further details. For additional discussion of these items refer to our Annual Report on Form 10-K for the year ended December 31, 2015, and our Quarterly Report on Form 10-Q for the three months ended March 31, 2016.

Other activities

In addition, MCBC and MillerCoors have incurred charges or realized benefits that either we do not believe to be indicative of core operations, or we believe are significant to current operating results warranting separate classification, some of which we believe are unlikely to recur. As such, these charges (benefits) are separately classified as special items and separately discussed herein, including the items discussed below. These items have not been eliminated for purposes of the pro forma condensed combined statements of operations. For further discussion of these items for MCBC, refer to our Annual Report on Form 10-K for the year ended December 31, 2015, and our Quarterly Report on Form 10-Q for the three months ended March 31, 2016. For further discussion of these items for MillerCoors, refer to Exhibit 99 of our Annual Report on Form 10-K for the year ended December 31, 2015, and Exhibit 99.1 of the Current Report on Form 8-K to which this Exhibit 99.2 is attached for the three months ended March 31, 2016.

Three Months Ended March 31, 2016

Impairments or asset abandonment charges

During the third quarter of 2015, MillerCoors announced plans to close its brewery in Eden, North Carolina, in an effort to optimize the brewery footprint and streamline operations for greater efficiency. Products currently produced in Eden will be transitioned to other breweries in the MillerCoors network, and the Eden brewery is anticipated to be closed in September 2016. As a result of the announcement of the planned brewery closure, MillerCoors recognized total special charges for the three months ended March 31, 2016, of $36.9 million, including accelerated depreciation on Eden fixed assets of $35.9 million. Separately, during the first quarter of 2016, MCBC also incurred $3.4 million of charges associated with the closure of the Burton South, Plovdiv, Alton and Vancouver breweries, including $3.0 million of accelerated depreciation charges in excess of normal depreciation.

Other (gains) losses

As a result of the ongoing strategic review of our Canadian supply chain network, in October 2015, we entered into an agreement to sell our Vancouver brewery for CAD 185.0 million, with the intent to use the proceeds from the sale to help fund the construction of an efficient and flexible brewery in British Columbia. The sale was fully completed on March 31, 2016, resulting in a $110.4 million gain, which was recorded as a special item in the first quarter. The net cash proceeds, which remained in trust following the completion of the sale, were received on April 1, 2016. Accordingly, other receivables, net on the unaudited condensed consolidated balance sheet as of March 31, 2016, includes CAD 183.1 million ($140.8 million) of net proceeds from the sale of the brewery.

Year Ended December 31, 2015

Impairments or asset abandonment charges

MCBC incurred $15.7 million of charges related to the closure of a bottling line within its Vancouver brewery, including $15.4 million of accelerated depreciation associated with this bottling line. Additionally, MCBC incurred $8.2 million of charges related to the closure of a bottling line within its Toronto brewery, including $7.9 million of accelerated depreciation associated with this bottling line. The decisions to close these bottling lines were made as part of an ongoing strategic review of MCBC's Canadian supply chain network and the overall shift in consumer preference toward can package consumption in Canada. Additionally, we incurred accelerated depreciation charges in excess of normal depreciation associated with the planned Vancouver brewery closure of $1.2 million during the fourth quarter of 2015.

MCBC completed the closure of the Alton brewery in the U.K. and the Plovdiv brewery in Bulgaria, along with announcing the closure of the Burton South brewery in the U.K. as part of our strategic review of our European supply chain network. As a result, MCBC incurred charges associated with these closures and announced closure of $27.5 million including accelerated depreciation in excess of MCBC's normal depreciation associated with these breweries of $24.2 million.

MCBC identified impairment indicators pertaining to indefinite-lived intangible assets related to certain European brands driven by key changes to underlying assumptions supporting the value of the brands. As a result, MCBC recorded an aggregate impairment charge across various European brands, including Jelen, of $275.0 million within special items in the third quarter of 2015.

MillerCoors recognized $67.7 million of special charges during 2015, including accelerated depreciation of Eden fixed assets of $61.3 million, related to the planned Eden brewery closure.

Termination fees

In December 2013, MCBC and Heineken agreed to early terminate their contract brewing and kegging agreement under which MCBC produced and packaged the Foster's and Kronenbourg brands in the U.K. As a result of the termination, Heineken agreed to pay MCBC an aggregate early termination payment of British Pound ("GBP") 13.0 million, of which MCBC received GBP 5.0 million in 2014 and the remaining GBP 8.0 million on April 30, 2015. The full amount of the termination payment ($19.4 million upon recognition) is included in income within MCBC special items for the year ended December 31, 2015, following the completion of the transition period in the second quarter of 2015.

In June 2015, MCBC terminated its agreement with Carlsberg whereby it held the exclusive distribution rights for the Staropramen brand in the U.K. As a result of this termination, MCBC agreed to pay Carlsberg an early termination payment of GBP 19.0 million ($29.4 million at payment date), which was recognized as a special charge during the second quarter of 2015. The transition period concluded on December 27, 2015, at which time MCBC gained the exclusive distribution rights of the Staropramen brand in the U.K.

Pension settlement loss

During 2015, MillerCoors recognized a pension settlement loss of $42.4 million. The settlement loss related to an offer to certain terminated vested plan participants for a one-time opportunity to receive the present value of their accrued monthly pension benefit under the plan in the form of a lump sum distribution. Settlement payments made from plan assets under this offer in 2015, when combined with lump sum payments made during 2015 under the plan's normal terms, triggered a partial settlement event and increased net periodic benefit cost.

4. Pro Forma Adjustments

(a)	Sources of Funding

In connection with the pending Acquisition, on December 16, 2015, MCBC entered into a 364-day bridge loan agreement by and among the Company, the lenders party thereto, and Citibank, N.A., as administrative agent. The bridge loan agreement provides for a 364-day bridge loan facility of up to $9.3 billion. On December 16, 2015, MCBC also entered into a term loan agreement by and among the Company, the lenders party thereto, and Citibank, N.A., as administrative agent. The term loan agreement provides for total term loan commitments of $1.5 billion in a 3-year tranche and $1.5 billion in a 5-year tranche, for an aggregate principal amount of $3.0 billion. On February 3, 2016, we received proceeds of $2.5 billion, net of issuance costs from the Equity Offering which reduced the commitment on our bridge loan to $6.8 billion, of which MCBC currently expects to replace with $6.7 billion of permanent long-term financing between now and the consummation of the pending Acquisition. The bridge loan, term loan and proceeds from the Equity Offering cover the $12.0 billion purchase price and $300 million of estimated fees and expenses to be incurred related to the pending Acquisition. The $300 million of estimated fees and expenses, relate to both pre- and post-acquisition costs. For purposes of this unaudited pro forma condensed combined financial information, MCBC expects to utilize proceeds from the bridge loan, term loan and Equity Offering to fund the pending Acquisition as further described below.

The pro forma adjustment to the long-term debt balance as of March 31, 2016, reflects an increase of $3.0 billion less $8.7 million of estimated debt issuance costs for the term loan agreement. The pro forma adjustment to the current portion of long-term debt and short-term borrowing balance as of March 31, 2016, reflects an increase of $6.7 billion less $63.9 million of debt issuance costs related to the commitment amount on the bridge loan. Based on the 364 day term of the bridge loan, the obligation related to this amount is classified as current for purposes of the unaudited pro forma condensed combined balance sheet.

The following represents the breakout of total sources of funding in the unaudited pro forma condensed combined balance sheet as of March 31, 2016:

	Gross proceeds	Issuance costs	Net proceeds	Pro forma adjustment location
	(In millions)
Bridge loan	$6,715.0	$(63.9)	$6,651.1	Current portion of long-term debt and short-term borrowings
Term loan	3,000.0	(8.7)	2,991.3	Long-term debt
Equity Offering	2,585.0	(58.5)	2,526.5	N/A
Total anticipated cash proceeds	$12,300.0	$(131.1)	$12,168.9

(b)	Cash and Cash Equivalents

The following summarizes the sources and uses of cash and the resulting pro forma adjustment made to cash and cash equivalents (in millions):

Cash proceeds from term loan and bridge loan, net of costs incurred	$9,642.4
Cash proceeds from Equity Offering, net of costs incurred	2,526.5
Total anticipated cash proceeds	$12,168.9

Cash used for completion of pending Acquisition	$(12,000.0)
Anticipated cash used for transaction costs	(77.0)
Total anticipated cash uses	$(12,077.0)

Remaining net proceeds	$91.9
Less: Adjustment for net cash proceeds received through March 31, 2016(1)	(2,446.9)
Net pro forma cash adjustment	$(2,355.0)

(1)
Amount represents the net cash proceeds from the Equity Offering which were received prior to March 31, 2016, net of cash paid for bridge loan and term loan issuance costs and other transaction costs as of March 31, 2016, which have been included in the sources and uses of cash amounts above.

Cash proceeds and cash uses in the above table include approximately $700 million, subject to downward adjustment, for our anticipated acquisition of the international Miller brand portfolio, as the Company plans to finance the amount necessary to purchase this business. Separately, the transaction costs presented within the table above represent an estimate of the acquisition-related costs to be incurred by MCBC, including estimated costs and fees related to advisory, legal, investment banking, and other professional services, all of which are directly attributable to the pending Acquisition. These estimated costs have been recorded as a pro forma adjustment to reduce retained earnings on the unaudited pro forma condensed combined balance sheet as of March 31, 2016, but have not been reflected in the unaudited pro forma condensed combined statements of operations because they do not have a continuing impact. See Note 4(j) for additional information. The remaining net proceeds of $91.9 million in the table above are anticipated to be utilized primarily for costs associated with obtaining permanent financing and other integration activities. Actual costs may differ materially from the estimates included herein.

(c)	Accounts Receivable, net and Accounts Payable and Other Current Liabilities

Represents the preliminary pro forma adjustment of $10.9 million to eliminate affiliate balances included within accounts receivable and accounts payable between MCBC and MillerCoors, which will become intercompany relationships as a result of the pending Acquisition. These adjustments were calculated as follows (in millions):

	MCBC	MillerCoors	Pro forma elimination adjustment
Accounts receivable, net	$1.3	$9.6	$(10.9)
Accounts payable and other current liabilities	(9.6)	(1.3)	10.9
Net receivable (payable)	$(8.3)	$8.3	$—

Separately, as a result of the pending Acquisition, it is anticipated that MillerCoors will be required to change to its calendar year end for U.S. federal and state income tax purposes, which will accelerate taxable income to MCBC in the year of change. Accordingly, accounts payable and other current liabilities also includes an adjustment of $152.9 million to increase taxes payable as a result of this anticipated change (see Note 4(i)), as well an adjustment of $12.3 million to decrease taxes payable for the recognition of the net tax effect of the estimated transaction cost and debt issuance cost amortization adjustments impacting retained earnings (see Note 4(j)). In addition, we have also made an adjustment to reduce accounts payable for unpaid transaction costs that have been incurred as of March 31, 2016, in order to present as a reduction to our ending cash balance (see Note 4(b)). The total pro forma adjustment to accounts payable and other current liabilities is summarized as follows (in millions):

Elimination of affiliate balances between MCBC and MillerCoors	$(10.9)
Reclassification of deferred tax liability for anticipated tax year end change	152.9
Reclassification of transaction costs recorded in accounts payable to cash	(14.8)
Net tax effect of retained earnings adjustments for estimated remaining transaction costs and reversal of debt issuance cost amortization	(12.3)
Total pro forma adjustment to accounts payable and other current liabilities	$114.9

(d)	Inventories, net

Represents the preliminary pro forma adjustment to adjust MillerCoors' finished goods and work in process inventory to fair value. The fair value was determined based on the estimated selling price of the inventory less the remaining manufacturing and selling costs and a normal profit margin on those manufacturing and selling efforts. After the close of the pending Acquisition, the estimated adjustment in inventory to fair value of $84.0 million will increase cost of sales over approximately one month as the inventory is sold. This increase is not reflected in the unaudited pro forma condensed combined statements of operations because it does not have a continuing impact.

(e)	Other Intangibles, net and Property, Plant and Equipment, net

The preliminary fair value of identifiable intangible assets was estimated using significant assumptions, such as the amount and timing of projected cash flows, the preliminary discount rate selected to measure the risk inherent in the future cash flows, and the assessment of the asset's life cycle, including competitive trends and other factors. The assumptions used to arrive at the estimated fair value of the identifiable intangible assets were derived based on preliminary available information. However, a full detailed analysis has not yet been completed and actual results may differ materially from these estimates. The preliminary fair value and weighted-average estimated useful life of identifiable intangible assets are estimated as follows:

	Fair value	Weighted-average estimated useful life	Annual amortization
	(In millions)	(Years)	(In millions)
Brands	$7,930.0	Indefinite	$—
Brands	2,596.0	19.0	136.6
Other	30.0	Indefinite	—
Other	80.0	7.0	11.4
Total acquired identifiable intangible assets	$10,636.0		$148.0
Less: MillerCoors' historical net book value	(1,791.9)
Pro forma adjustment to intangible assets, net	$8,844.1

The preliminary fair value of property, plant and equipment was determined by using certain estimates and assumptions and are preliminary and subject to change after the Company finalizes its review of the specific types, nature, age and condition of MillerCoors' property, plant and equipment. Actual results may differ materially from these estimates. The preliminary fair value and weighted-average estimated useful life of property, plant and equipment are estimated as follows:

	Fair value	Weighted-average estimated useful life	Annual depreciation
	(In millions)	(Years)	(In millions)
Land	$174.8	N/A	$—
Land improvements	18.0	10.0	1.8
Buildings and improvements	299.2	15.0	19.9
Machinery and equipment	2,250.3	12.0	187.5
Software	145.0	3.0	48.3
Returnable containers	88.5	8.0	11.1
Construction in progress	308.2	N/A	—
Acquired property, plant and equipment	$3,284.0		$268.6
Eden brewery property, plant and equipment(1)	57.6
Total acquired property, plant and equipment	$3,341.6
Less: MillerCoors' historical net book value	(2,845.3)
Pro forma adjustment to property, plant and equipment, net	$496.3

(1)
Represents the estimated fair value of the acquired depreciable property, plant and equipment associated with the Eden, North Carolina, brewery, which is planned for closure in September 2016 (see Note 3). As a result, the associated depreciation expense is not expected to have a continuing impact following the pending Acquisition and has therefore been excluded from pro forma depreciation expense in the table below.

Based on the estimated respective preliminary fair values of identifiable amortizable intangible assets and depreciable property, plant and equipment, and the respective preliminary weighted-average estimated useful lives, the following pro forma adjustments to amortization and depreciation expenses have been made:

	Three Months Ended	Year Ended
	March 31, 2016	December 31, 2015
	(In millions)
Pro forma amortization of identifiable intangible assets	$37.0	$148.0
Pro forma depreciation of property, plant and equipment	67.2	268.6
Total calculated pro forma depreciation and amortization	$104.2	$416.6
Less: MillerCoors' historical amortization	(17.7)	(65.7)
Less: MillerCoors' historical depreciation(1)	(63.5)	(231.4)
Total pro forma adjustment to depreciation and amortization expenses	$23.0	$119.5

Increase in expense:
Pro forma adjustment recorded in cost of goods sold - See Note 4(m)	$3.0	$31.9
Pro forma adjustment recorded in marketing, general & administrative expenses - See Note 4(n)	$20.0	$87.6

(1)
The three months ended March 31, 2016, and year ended December 31, 2015, exclude the impact of $35.9 million and $61.3 million, respectively, of accelerated depreciation related to the planned Eden, North Carolina brewery closure which is recorded as a special item as further discussed in Note 3. These amounts also include normal depreciation charges recorded in cost of goods sold associated with the Eden brewery of $3.7 million and $15.8 million during the three months ended March 31, 2016, and year ended December 31, 2015, respectively.

(f)	Goodwill

The following table summarizes the pro forma adjustments to goodwill (in millions):

Pro forma goodwill attributable to MillerCoors - See Note 2	$4,430.5
Fair value of international Miller brand portfolio net assets acquired	700.0
MillerCoors' historical goodwill	(4,360.1)
Total pro forma adjustment to goodwill	$770.4

(g)	Equity Income in MillerCoors and Investment in MillerCoors

Represents the pro forma elimination of MCBC's equity method investment in MillerCoors and the associated equity income in MillerCoors as the close of the pending Acquisition will result in MCBC obtaining full control of MillerCoors.

(h)	Other Current Assets, net and Other Non-Current Assets

Represents the elimination of the net book value of capitalized loan fees recorded by MCBC as of March 31, 2016, related to the bridge and term loans in order to give effect to the pending Acquisition and related financing as if it occurred on that date. Total estimated capitalized loan fees for the bridge and term loans have been separately included as a reduction to the current portion of long-term debt and short-term borrowings, and long-term debt line items on the unaudited pro forma condensed combined balance sheet as of March 31, 2016 (see Notes 4(a) and 4(b)). The pro forma elimination adjustments are summarized as follows (in millions):

	Bridge Loan - Other Current Assets, net	Term Loan - Other Non-Current Assets
Gross debt issuance costs capitalized as of March 31, 2016	$63.9	$8.7
Accumulated amortization as of March 31, 2016	(22.2)	(0.7)
Pro forma adjustment	$41.7	$8.0

(i)	Deferred Tax Liabilities

The increase in deferred tax liabilities is due to a $1.3 billion deferred tax liability for the tax impact of the gain recognized for the excess of the fair value of MCBC's pre-existing 42% interest in MillerCoors over its carrying value (see Note 2 for further discussion), offset by a reduction of $95.1 million as a result of the tax effect of the settlement of the unfavorable component of a water supply agreement between MCBC and MillerCoors that will be reacquired by MCBC as part of the pending Acquisition (see Note 4(j)). Additionally, deferred tax liabilities were further reduced by the reclassification of an existing MCBC deferred tax liability of $152.9 million to accounts payable and other current liabilities (see Note 4(c)). The total pro forma adjustment to deferred tax liabilities is summarized as follows (in millions):

Deferred tax liability for gain on pre-existing 42% interest in MillerCoors	$1,269.0
Tax effect of settlement of reacquired contractual right	(95.1)
Reclassification of deferred tax liability for anticipated tax year end change	(152.9)
Total pro forma adjustment to deferred tax liabilities	$1,021.0

(j)	Stockholders' Equity

The pro forma adjustment to paid-in capital represents the elimination of the MillerCoors historical paid-in capital balance.

The following summarizes the pro forma adjustments made to retained earnings (in millions):

Recognition of MCBC historical accumulated other comprehensive income (loss) related to MillerCoors	$(505.8)
Gain on excess of fair value of pre-existing 42% interest in MillerCoors over carrying value(1)	3,359.1
Loss on settlement of reacquired contractual right(2)	(249.4)
Estimated remaining transaction costs incurred(3)	(55.2)
Reversal of bridge and term loan issuance cost accumulated amortization(4)	22.9
Total adjustments before taxes	$2,571.6
Tax effect of adjustments	(944.1)
Pro forma adjustment to retained earnings	$1,627.5
(1) The gain on the excess of the fair value of our pre-existing 42% interest in MillerCoors over its carrying value is based on a preliminary calculation of fair value using the best information available at this time (see Note 2). Actual results may differ materially from the information presented herein. The adjustment has been calculated as follows (in millions):

Fair value of MCBC pre-existing 42% equity interest in MillerCoors	$5,940.0
Less: Carrying value of previously held equity interest	(2,580.9)
Gain on excess of fair value of pre-existing 42% interest in MillerCoors over carrying value	$3,359.1

(2)
The settlement loss above represents the preliminary estimate of the fair value of the unfavorable component of a water supply agreement between MCBC and MillerCoors that will be reacquired by MCBC as part of the pending Acquisition.

(3) Represents the estimated remaining amount of fees related to advisory, legal, investment banking, and other professional services, expected to be incurred by MCBC (see Note 4(b)). The adjustment has been calculated as follows (in millions):

Total estimated transaction costs	$(77.0)
Less: Total transaction costs incurred through March 31, 2016	21.8
Pro forma transaction cost adjustment to retained earnings	$(55.2)

(4)
Represents the reversal of accumulated amortization recognized by MCBC as of March 31, 2016, related to capitalized loan fees for the bridge and term loans, in order to give effect to the pending Acquisition and related financing as if it occurred on that date.

The adjustments to retained earnings above have not been reflected in the unaudited pro forma condensed combined statements of operations because they do not have a continuing impact.

The following summarizes the pro forma adjustments made to accumulated other comprehensive loss (in millions):

Recognition of MCBC historical accumulated other comprehensive loss related to MillerCoors, net of tax	$288.3
Elimination of MillerCoors' historical accumulated other comprehensive loss	1,204.3
Pro forma adjustment to accumulated other comprehensive loss	$1,492.6

(k)	Noncontrolling Interests

Represents the preliminary pro forma adjustment to reflect MillerCoors' noncontrolling interests at estimated fair value. This adjustment is based on preliminary estimates and actual amounts may differ materially from the amounts included herein. See Note 2 for further information.

(l)	Sales

The following pro forma adjustments eliminate beer sales between MCBC and MillerCoors for the three months ended March 31, 2016, and year ended December 31, 2015, that are currently recorded as affiliate sales and will become intercompany transactions after the pending Acquisition is completed and thus will eliminate in consolidation.

	Three Months Ended	Year Ended
	March 31, 2016	December 31, 2015
	(In millions)
MCBC beer sales to MillerCoors	$2.0	$11.7
MillerCoors' beer sales to MCBC	9.9	43.2
Total pro forma sales adjustment	$11.9	$54.9

(m)	Cost of Goods Sold

The following pro forma adjustments (increase)/decrease cost of goods sold for the three months ended March 31, 2016, and year ended December 31, 2015:

	Three Months Ended	Year Ended
	March 31, 2016	December 31, 2015
	(In millions)
MillerCoors' beer purchases from MCBC(1)	$2.0	$11.7
MCBC beer purchases from MillerCoors(1)	9.9	43.2
Depreciation(2)	(3.0)	(31.9)
MillerCoors' royalty fees paid to SABMiller(3)	3.7	16.0
MillerCoors' hops sales to SABMiller(4)	(1.0)	(4.3)
Total pro forma cost of goods sold adjustment	$11.6	$34.7

(1)
Reflects beer purchases between MCBC and MillerCoors that are currently recorded as affiliate purchases and will become intercompany transactions after the pending Acquisition is completed and thus will eliminate in consolidation.

(2)
Reflects the pro forma adjustment to depreciation expense associated with the preliminary estimated fair value of MillerCoors' property, plant and equipment over the preliminary estimated remaining useful life. See Note 4(e) above for further details.

(3)
Reflects royalties paid by MillerCoors to SABMiller for sales of certain of its licensed brands in the U.S. Upon completion of the pending Acquisition, royalties will no longer be paid related to these licensed brands. See Purchase Agreement for additional details.

(4)
Reflects an adjustment to eliminate MillerCoors' hops sales to SABMiller for the three months ended March 31, 2016, and year ended December 31, 2015, that are currently recorded as reductions to MillerCoors' cost of goods sold as we currently expect all activity with SABMiller to cease upon the close of the pending Acquisition except as outlined in the Purchase Agreement in relation to transition services for the international Miller brand portfolio.

(n)	Marketing, general and administrative ("MG&A") expenses

Based on the estimated preliminary fair values of identifiable amortizable intangible assets and depreciable property, plant and equipment, and the preliminary weighted-average estimated useful lives, the following pro forma adjustments to amortization and depreciation expenses have been made to MG&A expense for the three months ended March 31, 2016, and year ended December 31, 2015. Additionally, a pro forma adjustment has been made to eliminate MillerCoors' service agreement charges to SABMiller for the three months ended March 31, 2016, and year ended December 31, 2015, that are currently recorded as a reduction to MillerCoors' MG&A expense as we currently expect this activity with SABMiller to cease upon the close of the pending Acquisition or shortly thereafter. We have also removed transaction related costs included in the historical MCBC statements of operations as they will not have a continuing impact. The pro forma adjustments to increase/(decrease) MG&A expense are as follows:

	Three Months Ended	Year Ended
	March 31, 2016	December 31, 2015
	(In millions)
MG&A pro forma adjustment for depreciation and amortization - See Note 4(e)	$20.0	$87.6
MillerCoors' service agreement charges to SABMiller	0.5	2.0
Less: historical transaction costs	(14.9)	(6.9)
Total MG&A pro forma adjustment	$5.6	$82.7

(o)	Interest Income (Expense), net

Represents the preliminary pro forma adjustments for the estimated incremental interest expense, including the amortization of debt issuance costs, for the three months ended March 31, 2016, and year ended December 31, 2015, as if the pending Acquisition and related completed and anticipated financing had occurred on January 1, 2015. Historical financing costs on the bridge loan have been recorded in other income/expense and therefore the related pro forma adjustment is also recorded therein and excluded from the below table. See Note 4(p) for more details. The pro forma adjustments are based on the expected sources of funding as described above. Interest expense has been adjusted as follows (in millions):

	Principal	Effective interest rate	Interest expense on principal	Debt issuance cost	Total interest expense, net
Three Months Ended March 31, 2016
Bridge loan	$6,715.0	4.6%	$77.8	$16.0	$93.8
Term loan	3,000.0	2.1%	15.8	0.5	16.3
Less: historical financing costs on term loan					(1.8)
Less: historical mark-to-market losses on swaptions(1)					(21.1)
Less: historical interest income on money market investments(2)					2.5
Total	$9,715.0		$93.6	$16.5	$89.7

Year Ended December 31, 2015
Bridge loan	$6,715.0	5.0%	$333.2	$63.9	$397.1
Term loan	3,000.0	1.8%	54.3	2.2	56.5
Less: historical financing costs on term loan					(0.1)
Total	$9,715.0		$387.5	$66.1	$453.5

(1)
Related to expected long-term financing associated with the pending Acquisition, we entered into swaptions in January 2016 with a total notional of $855 million to hedge a portion of our anticipated long-term debt issuance. We intend to terminate and settle these swaptions upon maturity or immediately prior to the completion of the associated pending debt issuance in the event that occurs prior to maturity. As the historical mark-to-market losses on the swaptions has been recorded to interest expense and is non-recurring, we have removed the associated activity within our pro forma adjustment.

(2)
In order to maximize the yield on the cash received from the Equity Offering, while maintaining liquidity, MCBC has strategically invested the proceeds in various fixed rate deposit and money market accounts with terms of three months or less and recorded interest income for the yield. As the interest income being generated is non-recurring, we have removed the associated activity within our pro forma adjustment.

The pro forma adjustment to record interest expense assumes the bridge loan and term loan were issued on January 1, 2015, and were outstanding for the entire year ended December 31, 2015, and three months ended March 31, 2016. The effective interest rate assumed for purposes of preparing this unaudited pro forma condensed combined financial information is based on historical three month LIBOR rates applied to the applicable reset dates plus certain margins specified in the bridge loan and the term loan agreements. MCBC believes that reflecting interest expense and amortization on the bridge loan and related issuance costs for the entire fifteen month timeframe is reasonable because we currently expect to replace the bridge loan with permanent financing, and interest expense, although likely at a different rate, will have a continuing impact on MCBC.

A 0.125% increase or decrease in interest rates would result in a change in interest expense of approximately $3 million for the three months ended March 31, 2016, and approximately $12 million for the year ended December 31, 2015.

(p)	Other Income (Expense), net

Represents the elimination of historical financing costs on the bridge loan, which have been included in the historical financial statements within other income (expense).

(q)	Income Tax Benefit (Expense)

MillerCoors elected to be taxed as a partnership for U.S. federal and state income tax purposes. As a result, the related tax attributes of MillerCoors are passed through to its shareholders and income taxes are payable by its shareholders. Therefore, income tax expense within MCBC's historical results includes the tax effect of our 42% equity income from MillerCoors. The preliminary pro forma adjustment to income tax expense is inclusive of both the tax effect of the assumption of the incremental 58% of MillerCoors' pretax income, as well as the tax effect of the other pro forma adjustments impacting pretax income discussed above, based on the estimated blended U.S. federal and state statutory income tax rate. This adjustment is comprised of the following:

	Three Months Ended	Year Ended
	March 31, 2016	December 31, 2015
	(In millions)
Tax effect of 58% of MillerCoors' pretax income	$(67.2)	$(276.7)
Tax effect of pro forma adjustments(1)	26.5	206.3
Total pro forma adjustment to income tax benefit (expense)	$(40.7)	$(70.4)

(1)	Represents the tax effect of the pro forma adjustments impacting pretax income discussed above, excluding the elimination of equity income in MillerCoors.
The effective tax rate of the combined company could be materially different from what is presented in this unaudited pro forma condensed combined financial information for a variety of reasons, including post-acquisition activities and other related undetermined tax conclusions.

(r)	Net Income (Loss) Per Share Attributable to MCBC From Continuing Operations and Weighted-Average Shares Outstanding

Net income (loss) per share attributable to MCBC from continuing operations and weighted-average shares outstanding for the year ended December 31, 2015, and the three months ended March 31, 2016, have been calculated to include the impact of the shares that were issued in the first quarter of 2016 in conjunction with the Equity Offering, assuming such shares were outstanding on January 1, 2015. The following is our calculation of unaudited pro forma basic and diluted net income (loss) per share attributable to MCBC from continuing operations (in millions, except per share data):

	Pro forma net income (loss) from continuing operations attributable to MCBC	Pro forma weighted-average shares	Pro forma earnings per share
Three Months Ended March 31, 2016
Pro forma calculation of Basic EPS	$234.3	214.4	$1.09
Pro forma calculation of Diluted EPS	$234.3	215.6	$1.09

Year Ended December 31, 2015
Pro forma calculation of Basic EPS	$437.2	215.2	$2.03
Pro forma calculation of Diluted EPS	$437.2	216.3	$2.02

Shares used in the calculation of pro forma basic and diluted net income (loss) per share attributable to MCBC are as follows (in millions):

	Historical	Impact of shares issued in Equity Offering	Pro forma weighted-average shares
Three Months Ended March 31, 2016
Pro forma calculation of Basic EPS	203.6	10.8	214.4
Pro forma calculation of Diluted EPS	204.8	10.8	215.6

Year Ended December 31, 2015
Weighted-average shares—basic	185.3	29.9	215.2
Weighted-average shares—diluted	186.4	29.9	216.3